Exhibit 99.5

DATE: 7 June 2019

BOARD REPORT TO TRIPARTITE COMMON CROSS-BORDER MERGER TERMS
DRAWN UP BY THE BOARD OF DIRECTORS OF:

MEDIASET INVESTMENT N.V., a public company (naamloze vennootschap) incorporated under the laws of the Netherlands, having its official seat in Amsterdam, the Netherlands, and having its office address at Viale Europa 46, 20093 Cologno Monzese, Italy, registered in the Dutch commercial register (Kamer van Koophandel) under number: 70347379 (DutchCo),

CONSIDERING THAT:

(A)                               This board report has been prepared by the board of directors of DutchCo (the DutchCo Board of Directors) in order to describe the tripartite cross-border merger by absorption of Mediaset S.p.A. (Mediaset) and Mediaset España Comunicación S.A. (Mediaset España and together with DutchCo and Mediaset referred to as the Merging Companies) with and into DutchCo (the Merger). Upon effectiveness of the Merger, DutchCo will be renamed “MFE - MEDIAFOREUROPE N.V.”.

(B)                               The Merging Companies are part of the Mediaset group. More precisely, (i) DutchCo is a wholly-owned direct subsidiary of Mediaset and (ii) Mediaset España is a direct subsidiary of Mediaset, which currently owns shares representing approximately 51.63% of Mediaset España’s share capital (and 53.98% of the voting rights, taking into account the treasury shares held by Mediaset España).

(C)                               The DutchCo Board of Directors and the boards of directors of Mediaset (the Mediaset Board of Directors) and of Mediaset España (the Mediaset España Board of Directors and together with the DutchCo Board of Directors and the Mediaset Board of Directors referred to as the Boards of Directors) have drawn up tripartite common cross-border merger terms (the Common Cross-Border Merger Terms) in order to establish a cross-border statutory merger within the meaning of the provisions of EU Directive 2017/1132 of the European Parliament and Council of 14 June 2017 on certain aspects of company law (the Directive), whereby the regulations on cross- border mergers of limited liability companies are in force for Dutch law purposes under Title 2.7 of the Dutch Civil Code (DCC), for Italian law purposes under Italian Legislative Decree no. 108 of May 30, 2008 and, for Spanish law purposes under Chapter II of Title II of Law 3/2009 of 3 April on structural modifications to business companies (LME), whereby Mediaset and Mediaset España will merge into DutchCo, which shall acquire all assets and assume all liabilities and other legal relationships of Mediaset and Mediaset España.

(D)                               The Merger is part of a single and broader transaction (the Transaction) which also envisages the following reorganizations, aimed at maintaining all the operations and business activities of Mediaset and Mediaset España, respectively, in Italy and Spain, to be completed prior to the effectiveness of the Merger:

(i)                                     the incorporation of an Italian wholly-owned direct subsidiary of Mediaset (NewCo Italia);

(ii)                                  the transfer by Mediaset to NewCo Italia, by means of a contribution in-kind regulated by the Italian civil code, of substantially all of its business and certain shareholdings (the Mediaset Reorganization); and

(iii)                               the segregation (segregación) by Mediaset España, in accordance with Title III of the LME, of all its assets and liabilities, including its shareholdings in other companies, to Grupo Audiovisual Mediaset España Comunicación, S.A. (GA Mediaset) — a Spanish wholly-owned direct subsidiary of Mediaset España — in consideration for the allotment to Mediaset España of all the new shares in GA Mediaset that will be issued on the occasion of its share capital increase triggered by the segregation (the Mediaset España Segregation and, together with the Mediaset Reorganization, the Preliminary Reorganizations).

(E)                                Subject to the completion of the pre-merger formalities and the satisfaction (or the waiver, as the case may be) of the conditions precedent, as described in the Common Cross-Border Merger Terms, the Merger shall be executed in accordance with Section 2:318 of the DCC and, as such, will become effective at 00:00 am CET (Central European Time) on the day following the day on which the deed of merger (the Merger Deed) is executed before a Notary officiating in the Netherlands (the Merger Effective Date).

(F)                                 This board report was prepared by the DutchCo Board of Directors having examined and reviewed the Merger and taking into consideration the overall impact on the Merging Companies (the Report).

1.                                      PURPOSE OF THE TRANSACTION

In this respect reference is made to the Mediaset Board Report (as defined below) which forms an integral part of this Report and is attached hereto as Annex I.

2.                                      EXPECTED CONSEQUENCES FOR THE ACTIVITIES

DutchCo is set up merely for the purpose of this Merger and thus does not conduct any business yet, however after the Merger it will carry out the activities of Mediaset and España Mediaset as follows:

•                                          As explained above and in the Common Cross-Border Merger Terms, the Merger will take place only once the Preliminary Reorganizations are completed. The Mediaset Reorganization and the Mediaset España Segregation are aimed, among others, at allowing NewCo Italia and GA Mediaset to continue operating the businesses of Mediaset and Mediaset España, once the Transaction is completed, within the same legal and business framework as the one regulated by the laws currently applicable to the activities of Mediaset and Mediaset España, without prejudice to any potential cost efficiencies and savings that may be achieved within the framework of the Transaction.

•                                          After the Merger Effective Date, the activities which will have been retained by Mediaset following the Mediaset Reorganization will be carried out by DutchCo.

3.                                      COMMENTS ON THE LEGAL, ECONOMIC AND SOCIAL ASPECTS

3.1                               Legal aspects

At the Merger Effective Date, (i) Mediaset and Mediaset España will (a) merge with and into DutchCo, and (b) cease to exist as standalone entities, and (ii) DutchCo will acquire all assets and assume all liabilities and other legal relationships of Mediaset and Mediaset España. Any legal relationships (including but not limited to receivables and debts) that may exist between the Merging Companies are cancelled upon the Merger. The Merger does not change the legal relationships between the Merging Companies and third parties, which after the Merger will be considered to be legal relationships between DutchCo and those third parties.

At the Merger Effective Date, all shares in the capital of Mediaset and Mediaset España will automatically be cancelled. DutchCo will allot to the shareholders of Mediaset and Mediaset España (other than Mediaset, as the shares held by Mediaset in Mediaset España will be cancelled by operation of law pursuant to Section 2:325(4) of the Dutch Civil Code) new ordinary shares on the basis of the Exchange Ratios (as defined in the Common Cross-Border Merger Terms), in addition to special voting shares, where applicable.

The Mediaset shares are currently listed on the Mercato Telematico Azionario organised and managed by Borsa Italiana S.p.A. (Mercato Telematico Azionario) and the Mediaset España shares are currently listed on the Spanish stock exchanges of Barcelona, Bilbao, Madrid and Valencia, which are organized and managed by their respective managing companies of the stock exchanges (sociedades rectoras de las bolsas de valores) (the Spanish Stock Exchanges) and are traded through the automated quotation system of the Spanish Stock Exchanges (Sistema de Interconexión Bursátil Español — the SIBE), organized and managed by Sociedad de Bolsas, S.A.U.

In the context of the Merger, DutchCo’s ordinary shares will be listed on the Mercato Telematico Azionario and the Spanish Stock Exchanges. The completion of the Merger will be subject to, inter alia, the admission to listing of DutchCo’s ordinary shares on the Mercato Telematico Azionario. Additionally, DutchCo will apply for admission to listing of the DutchCo’s ordinary shares on the Spanish Stock Exchanges for trading through the SIBE.

Listing and trading of the DutchCo’s ordinary shares on the Mercato Telematico Azionario and the Spanish Stock Exchanges (through the SIBE) is envisaged to occur on or about the Merger Effective Date.

3.2                               Economic aspects

From a strategic, operational and industrial perspective, the transaction is aimed at creating a pan-European media and entertainment group, with a leading position in its local markets and greater scale to compete and potential to expand further in specific countries across Europe. Combined sustainable capital structure and strong cash flow generation profile provide MFE - MEDIAFOREUROPE with the required firepower to play a pivotal role in the context of a possible future consolidation scenario in the European video media industry.

The incorporation of a new holding company in the Netherlands represents the perfect and neutral ground for such an ambitious project (as proven by other companies that have adopted the same structure) and constitutes an important step in the development of a fully integrated media powerhouse, which would become a leader in linear and non-linear entertainment, leveraging tech and data to compete on an equal footing in the evolving media space.

3.3                               Social aspects

The Merger is not expected to have any material impact on the employees of Mediaset and Mediaset España. Before the Merger Effective Date Mediaset and Mediaset España will not have any employees. Currently, DutchCo does not have any employees.

None of the Merging Companies applies an employee participation system within the meaning of the EU Directive 2017/1132/EC of June 14, 2017 relating to certain aspects of company law.

4.                                      METHODOLOGIES FOR DETERMINING THE SHARE EXCHANGE RATIOS, APPLICABILITY OF THIS METHOD AS WELL AS THE RESULT OF THE VALUATION

4.1                               Methodologies used to determine the share Exchange Ratios

The DutchCo Board of Directors used the methodologies as further explained in clauses 2 and 3 of the report of the Mediaset Board of Directors attached hereto as Annex I (the Mediaset Board Report) to determine the Exchange Ratios (as defined in Common Cross-Border Merger Terms).

The DutchCo Board of Directors agrees with the established exchange ratios as referred to in clause 3.3 of the Mediaset Board Report.

4.2                               Applicability of the method applied

DutchCo considers the valuation methodologies used appropriate to determine the Exchange Ratios for the Merger.

4.3                               The method to determine the share exchange ratio has led to the following valuation

In this respect reference is made to clause 3.2 of the Mediaset Board Report.

4.4                               No relative importance attributed to the different valuation methodologies

DutchCo Board of Directors did not attribute any relative importance to the described valuation methodologies, but instead considered the outcomes of the valuation methodologies as a whole.

4.5                               The problems that have arisen with regard to the valuation and determination of the share Exchange Ratios

In this respect reference is made to clause 3.4 of the Mediaset Board Report.

5.                                      MISCELLANEOUS

5.1                               The Mediaset Board Report and the report of the Mediaset España Board of Directors attached hereto as (the Mediaset España Board Report) form an integral part of this Report and are attached hereto as Annex I and Annex II respectively.

5.2                               The Common Cross-Border Merger Terms and its annexes form an integral part of this Report and are attached hereto as Annex III.

5.3                               Copies of the auditor reports as referred to in Section 2:328 (1) and (2) of the DCC are attached to this Report as Annex IV.

[Signature page follows]

BOARD REPORT TO TRIPARTITE COMMON CROSS-BORDER MERGER TERMS DRAWN UP BY THE BOARD OF DIRECTORS OF MEDIASET INVESTMENT N.V.

Name: M. Ballabio
Title: Managing director

BOARD REPORT TO TRIPARTITE COMMON CROSS-BORDER MERGER TERMS DRAWN UP BY THE BOARD OF DIRECTORS OF MEDIASET INVESTMENT N.V.

Name: M.A.E. Giordani
Title: Managing director

BOARD REPORT TO TRIPARTITE COMMON CROSS-BORDER MERGER TERMS DRAWN UP BY THE BOARD OF DIRECTORS OF MEDIASET INVESTMENT N.V.

Name: S. Sole
Title: Managing director

BOARD REPORT TO TRIPARTITE COMMON CROSS-BORDER MERGER TERMS DRAWN UP BY THE BOARD OF DIRECTORS OF MEDIASET INVESTMENT N.V.

Name: P. Straziota
Title: Managing director

BOARD REPORT TO TRIPARTITE COMMON CROSS-BORDER MERGER TERMS DRAWN UP BY THE BOARD OF DIRECTORS OF MEDIASET INVESTMENT N.V.

Name: L. Motta
Title: Managing director

ANNEX I

ANNEX II

ANNEX III

ANNEX IV